UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/31/2010

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 30, 2010, Raser Technologies, Inc. (the "Company") received notice from the New York Stock Exchange (the "NYSE") that the Company has fallen below the listing standards criteria outlined in Sections 801 and 802 of the NYSE's Listed Company Manual because the Company's total market capitalization is less than $50 million over a 30-day trading period and the Company's stockholders' equity is less than $50 million. As of July 26, 2010, the Company's 30-day trading period average market capitalization was approximately $49.3 million, and the Company's stockholders' equity as of March 31, 2010 was $9.0 million.

Under the NYSE's rules, the Company has 45 days from the date of the deficiency notice to submit a business plan to the NYSE that discusses how the Company will regain compliance with the criteria established in Sections 801 and 802 within 18 months of the Company's receipt of the deficiency notice. After reviewing the Company's business plan, the NYSE will either accept the business plan and will monitor the Company's progress on a quarterly basis, or the NYSE will reject the Company's business plan and subject the Company to suspension by the NYSE and delisting by the Securities and Exchange Commission.

The Company intends to submit a business plan to the NYSE within the 45-day time period to outline how the Company intends to cure this deficiency and regain compliance with the NYSE listing standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: August 05, 2010	By:	/s/ John T. Perry
John T. Perry
Chief Financial Officer